                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 0-19299

                       Integrated Circuit Systems, Inc.

--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                        2435 Boulevard of the Generals
                        Norristown, Pennsylvania 19403
                                (610) 630-5300

--------------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, no par value

--------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                     N/A

--------------------------------------------------------------------------------
  (Title of each class of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [X]            Rule 12h-3(b)(1)(ii) [_]
               Rule 12g-4(a)(1)(ii) [_]            Rule 12h-3(b)(2)(i)  [_]
               Rule 12g-4(a)(2)(i)  [_]            Rule 12h-3(b)(2)(ii) [_]
               Rule 12g-4(a)(2)(ii) [_]            Rule 15d-6           [_]
               Rule 12h-3(b)(1)(i)  [X]

Appropriate number of holders of record as of the certification or notice date:
   18
--------

     Pursuant to the requirements of the Securities Exchange Act of 1934, Integrated Circuit Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person:


DATE: May 11, 1999                     Integrated Circuit Systems, Inc.

                                       By:  /s/ HOCK E. TAN
                                          ---------------------------
                                          Name:  Hock E. Tan
                                          Title: Senior Vice President,
                                                 Chief Financial Officer and
                                                 Chief Operating Officer


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.